Exhibit 5
KILPATRICK STOCKTON LLP	Attorneys at Law Suite 2800 1100 Peachtree Street Atlanta, Georgia 30309-4530 Telephone: 404.815.6500 Facsimile: 404.815.6555 Web site: www kilstock com

July 31, 2000

Vail Banks, Inc.
108 S. Frontage Road West
Suite 101
Vail, Colorado 81657

Re: Form S-8 Registration Statement

Gentlemen:

              We have acted as counsel for Vail Banks, Inc., a Colorado corporation (the  "Company "), in the preparation of the Form S-8 Registration Statement relating to the Company's Amended and Restated Stock Incentive Plan (the  "Plan ") and the proposed award of 962,865 shares of the Company's common stock, par value $1.00 per share (the  "Common Stock "), pursuant thereto.

              In such capacity, we have examined certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock as we have deemed relevant under the circumstances.

       Based on and subject to the foregoing, it is our opinion that the Plan and the proposed award thereunder of 962,865 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

              We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

KILPATRICK STOCKTON LLP

By: /s/ Jan M. Davidson
Jan M. Davidson, a partner